Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

Nine month period ended
September 30, 2005
Including Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$88,026
Plus:
Fixed Charges (excluding capitalized interest)	486,792

Total Earnings	$574,818

Fixed Charges:
Interest expensed and capitalized	$483,209
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,363
An estimate of the interest component within rental expense	2,220

Total Fixed Charges	$486,792

Ratio of Earnings to Fixed Charges	1.18

Excluding Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$88,026
Plus:
Fixed Charges (excluding capitalized interest)	411,831

Total Earnings	$499,857

Fixed Charges:
Interest expensed and capitalized	$408,248
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,363
An estimate of the interest component within rental expense	2,220

Total Fixed Charges	$411,831

Ratio of Earnings to Fixed Charges	1.21